LIST OF SUBSIDIARIES

                              State or Other
                              Jurisdiction of          Name Under Which
Subsidiary                    Organization             Business Done
----------                    ---------------          ----------------

Laser Storm of Arapahoe       Colorado                 Laser Storm of Arapahoe
Village, Inc.                                          Village, Inc.